As filed with the Securities and Exchange Commission on August 12, 2014

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCANTILE BANK CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-3360865
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

310 Leonard Street NW,

Grand Rapids, Michigan, 49504

(616) 406-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Charles E. Christmas Senior Vice President and Chief Financial Officer Mercantile Bank Corporation 310 Leonard Street NW Grand Rapids, Michigan 49504 (616) 406-3000	Copies of Communications to:	Bradley J. Wyatt Dickinson Wright PLLC 350 S. Main Street, Suite 300 Ann Arbor, Michigan 48104 (734) 623-7075

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock	250,000 shares (2)	$18.94 (3)	$4,735,000 (3)	$609.87

(1)

On August 7, 2014, the average of the high and low prices of the Common Stock of Mercantile Bank Corporation on The NASDAQ Stock Market was $18.94 per share. The registration fee is computed in accordance with Rule 457(c).

(2)

In addition, pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of adjustments as a result of increases in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN PROSPECTUS

250,000 Common Shares

The Dividend Reinvestment and Stock Purchase Plan of Mercantile Bank Corporation ("Mercantile") provides our shareholders with an attractive and convenient way to reinvest cash dividends in shares of our common stock and to buy additional shares of our common stock through voluntary cash purchases. The Dividend Reinvestment and Stock Purchase Plan (the "Plan") allows you to:

•	reinvest all or part of your cash dividends in shares of our common stock;

•	invest voluntary cash payments in shares of our common stock;

•	deposit shares of our stock in the Plan for safekeeping; and

•	sell the shares you hold in the Plan.

The Plan amends and restates in its entirety our Dividend Reinvestment Plan that was described by our prospectus dated April 10, 2003. This prospectus (the "Prospectus") relates to common shares purchased under the Plan after the date hereof. The price for such shares will be determined pursuant to the terms of the Plan as described herein. Mercantile common shares are listed on NASDAQ under the symbol “MBWM." On August 7, 2014, the NASDAQ Official Closing Price of our common stock was $18.82 per share.

These securities are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other insurer or governmental agency. Investing in our common stock involves risks. SEE "RISK FACTORS" ON PAGE 1 HEREOF.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 12, 2014. This Prospectus supersedes each previous Plan Prospectus. It is suggested that this Prospectus be retained for future reference.

-i-

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this Prospectus and the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and updates in Part II, Item 1A of our Form 10-Q filings, which are incorporated by reference in this Prospectus. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement ("Registration Statement") that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, Mercantile may from time to time sell the shares of Mercantile common stock described in this Prospectus pursuant to the Dividend Reinvestment and Stock Purchase Plan, as described herein.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our common stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

WHERE CAN YOU FIND MORE INFORMATION

We have filed the Registration Statement with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, registering the offer and sale of Mercantile common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan. This Prospectus constitutes part of the Registration Statement. The Registration Statement, including the exhibits and schedules attached to the Registration Statement and the information incorporated by reference, contains additional relevant information about us and the securities not included in this Prospectus. The rules and regulations of the SEC allow us to omit from this Prospectus certain information included in the Registration Statement. In addition, Mercantile files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available through Mercantile’s website at www.mercbank.com.

You may also read and copy this information and the Registration Statement at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information about issuers of securities, like us, who file such material electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATED DOCUMENTS

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus.

This prospectus incorporates by reference the documents set forth below that we have filed (excluding portions of any Form 8-K reports that specify that they have not been "filed" but rather have been "furnished") previously with the SEC (under our SEC File No. 000-26719, unless otherwise indicated):

1.	our Annual Report on Form 10-K for the year ended December 31, 2013;

2.	our proxy statement in connection with our April 24, 2014 annual meeting of shareholders filed with the SEC on March 14, 2014;

3.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

4.	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

5.	our Current Report on Form 8-K filed with the SEC on February 21, 2014;

6.	our Current Report on Form 8-K filed with the SEC on February 24, 2014;

7.	our Current Report on Form 8-K filed with the SEC on April 22, 2014;

8.	our Current Report on Form 8-K filed with the SEC on April 25, 2014;

9.	our Current Report on Form 8-K filed with the SEC on May 8, 2014;

10.	our Current Reports on Form 8-K filed with the SEC on May 9, 2014;

11.	our Current Report on Form 8-K filed with the SEC on May 22, 2014;

12.	our Current Report on Form 8-K filed with the SEC on May 28, 2014;

13.	our Current Report on Form 8-K filed with the SEC on June 2, 2014; and

14.	our Current Report on Form 8-K/A filed with the SEC on August 11, 2014.

15.	All other reports filed by Mercantile pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph 1 above.

16.

The description of Mercantile's common stock in Item 1 of Mercantile's amended Form 8-A registration statement dated November 23, 2005, filed with the Commission under the Exchange Act on November 23, 2005, including any amendments or reports filed for the purpose of updating the description.

All documents subsequently filed with the SEC by Mercantile pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You can obtain any of the documents incorporated by reference in this Prospectus from us without charge. You can obtain documents incorporated by reference by requesting them from us, either orally or in writing. Requests for such documents should be directed to: Computershare Investor Services, LLC, P.O. Box 43078, Providence, Rhode Island 02940-3078, or via Computershare’s secure, online contact form available through Computershare Investor Centre at www.computershare.com/investor under Contact Us, or by calling 1-800-884-4225. You can also obtain these documents on or through our website at http://www.mercbank.com and from the sources referenced above under "Where You Can Find More Information."

MERCANTILE BANK CORPORATION

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the registered bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, we differentiate ourselves on the basis of service quality and the expertise of our banking staffs. Mercantile has assets of $2.9 billion and operates 53 banking offices serving central and western Michigan. Unless the text clearly suggests otherwise, references to “us,” “we,” “our,” or “the company” include Mercantile Bank Corporation and its wholly-owned subsidiaries.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in a question and answer format, are the provisions of Mercantile’s Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Those holders of our common stock who do not participate in the Plan will continue to receive cash dividends, if and when declared.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide record holders of Mercantile’s common shares (which common shares are referred to in this prospectus as our "Common Stock"), who participate in the Plan ("Participants") with an attractive and convenient way to reinvest cash dividends in shares of Common Stock and to buy additional shares of Common Stock through voluntary cash purchases. Each Participant should recognize that neither Mercantile nor the Plan Administrator (as defined in Question 3) can provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price.

Benefits

2. What are the principal benefits of the Plan?

•	Conveniently acquire additional shares of Common Stock by reinvesting cash dividends and voluntary cash purchases (See Question 13)

•	Invest the full available amount of all cash dividends as the Plan provides for fractional interests in the shares held in the Plan (See Question 10)

•	Deposit shares of our stock in the Plan for safekeeping (See Question 18)

•	Receive a statement of account detailing your transactions and accumulated share balance promptly following each transaction (See Question 17)

•	Sell shares directly through the Plan with transaction costs less than a typical full-service or discount broker (See Question 21)

Administration

3. Who administers the Plan for Participants?

Computershare Trust Company, N.A. ("Plan Administrator") administers the Plan as the agent for Participants, and in such capacity sends statements of account to Participants and performs other duties relating to the Plan (See Question 25). You may contact the Plan Administrator using the following options:

●	Telephone inquiries: 1-800-733-5001

●	Online inquiries: via the secure, online contact form available through Computershare Investor Centre at www.computershare.com/investor under Contact Us (please include your account number)

●	Written correspondence (please include your account number):

Computershare Investor Services

Dividend Reinvestment Department

P.O. Box 30170

College Station, TX 77842-3170

Participation

4. Who is eligible to participate?

All U.S. citizens who are currently shareholders of Mercantile are eligible to participate in the Plan.

If you are not a U.S. citizen, you can participate in the Plan, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to deny or terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations.

Record holders of Mercantile’s Common Stock may participate in the Plan with respect to all or any portion of their common shares. If your shares are held in someone else’s name, such as a broker or nominee, you may participate by having the record holder (the “Nominee”) execute an Enrollment Form as described in Question 5. To facilitate participation in the Plan by all beneficial owners of Common Stock, the Plan Administrator may accept dividend reinvestment instructions up to the record date established for payment of a particular dividend.

If you are a beneficial owner, that is your shares are held on the books of the Plan Administrator in the name of a Nominee, your distributions will be reinvested automatically by the Nominee in additional shares under the Plan only if your Nominee provides such a service and you elect to participate in the Plan. Many Nominees do not provide such a service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, then, in addition to enrolling in the Plan as provided in Question 5, you must either make appropriate arrangements for your Nominee to participate on your behalf, or you must become a stockholder of record by having a part or all of your shares transferred to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for details.

All of the other Plan provisions apply to participation in the Plan by nominees. Without limiting the generality of this statement, voluntary cash purchases with respect to all shares of any record owner may not exceed $200,000 per year (See Question 15). To avoid such limitation with respect to a nominee, you may elect to have your shares transferred into your own name. In addition, voluntary cash purchases by a nominee must be received by the Plan Administrator within the period described in Question 15 in order to be invested on a particular Investment Date (as defined in Question 8).

5. How does an eligible shareholder enroll in the Plan?

An eligible shareholder may join the Plan at any time by completing and signing an Enrollment Form and returning it to the Plan Administrator. Enrollment Forms may be obtained from the Plan Administrator via any of the methods listed in Question 3. In addition, Participants may enroll online through Computershare Investor Centre accessible at www.computershare.com/investor. Enrollment Forms for new Participants must be received prior to a dividend record date for eligible shareholders to reinvest that dividend.

6. What dividend participation options are available under the Plan?

Record holders of Common Stock may elect the reinvestment of cash dividends as follows:

A. Full Dividend Reinvestment. You may elect to reinvest all of your cash dividends by designating your election on your Enrollment Form. Dividends paid on all shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.

B. Partial Dividends Paid in Cash. You may elect to receive part of your dividends in cash by designating your election on your Enrollment Form. If you elect this option, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in share certificate form and/or credited to your account will be reinvested under the Plan in additional common shares.

C. All Dividends Paid in Cash (No Dividend Reinvestment). You may elect to receive all of your dividends in cash by designating your election on your Enrollment Form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Dividends paid in cash will be sent to you by check in the manner in which such dividends are sent to shareholders of Mercantile.

7. How do you change your dividend reinvestment option under the Plan?

As a Participant, you may change your dividend reinvestment option at any time. If you wish to change the number of shares of Common Stock subject to dividend reinvestment under the Plan, you may do so online through Computershare Investor Centre accessible at www.computershare.com/investor or you may notify the Plan Administrator by telephone or in writing as described in Question 3. Any such notification received after a dividend record date will not be effective for such record date, so cash dividends will be reinvested and the shares credited to your account according to prior instructions.

Purchases

8. When will shares of Common Stock be purchased under the Plan?

Cash dividends will be used to purchase Common Stock on the date cash dividends are paid to shareholders of record. If the dividend payment date is not a trading day, then dividends will be used to purchase Common Stock on the next trading day. Voluntary cash purchases will be invested on the tenth (10th) day of each month or the next trading day if the 10th day is not a trading day. Each date on which dividends are reinvested and/or cash purchases are invested is referred to as an "Investment Date."

Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date with respect to dividend reinvestment and 35 days with respect to voluntary cash purchases except where completion at a later date is necessary or advisable under federal securities laws.

Interest will not be paid on funds held pending investment.

9. From what source and at what price will shares of Common Stock be purchased under the Plan?

At Mercantile’s option, shares of Common Stock to be purchased under the Plan will be purchased directly from Mercantile as newly issued shares, purchased on the open market, or a combination of the foregoing. You cannot choose the source of our shares; this is entirely at our discretion.

The price of shares of Common Stock will be the average of the high and low prices of Mercantile common stock in transactions reported on The NASDAQ Stock Market on the trading day preceding the Investment Date.

Share purchases in the open market may be made in The NASDAQ Stock Market or by negotiated transactions on terms that the Plan Administrator may reasonably determine. The price charged to you for any shares purchased by the Plan Administrator in open market transactions will be the weighted average price paid by the Plan Administrator on the Investment Date. Neither Mercantile nor any participant will have any authority or power to direct the date, time, or price at which shares of Mercantile Common Stock may be purchased or the selection of a broker or dealer through or from whom purchases are to be made.

Mercantile will not change our determination of whether shares purchased for the Plan will be purchased from authorized but unissued shares or in the open market more than once every three months and without a determination by its Board of Directors or Chief Financial Officer that our need to raise additional capital has changed or there is another valid reason for the change.

The Plan Administrator will combine your funds with those of other Participants for the purposes of making purchases.

10. How many shares of Common Stock will be purchased?

The number of shares that will be purchased for you will depend on the amount of cash dividends to be reinvested and voluntary cash purchases (if any) in your Plan account and the applicable purchase price of the Common Stock (See Question 9). Your account will be credited with that number of shares, including any fractional interest computed to six decimal places, equal to the total amount to be invested less any applicable fees, divided by the applicable purchase price as described in Question 9.

11. Will cash dividends on shares held in a Participant’s account be used to purchase additional shares under the Plan?

Cash dividends on the number of shares you specify upon enrollment will be reinvested in accordance with the Plan whether you hold physical certificates for those shares or such shares are held in book entry in your Plan account. If you have specified full dividend reinvestment for all of your common shares, all cash dividends on shares held in your Plan account as well as on common shares for which you hold certificates will be automatically reinvested in additional shares of Common Stock until you notify the Plan Administrator otherwise (See Question 7).

12. Are there any expenses to Participants in connection with cash dividends used for purchases under the Plan?

No. You do not incur any transaction fees or other charges for using cash dividends to make purchases under the Plan. However, certain other services offered through the Plan may involve fees (See Questions 16 and 21).

Voluntary Cash Purchases

13. Who is eligible to make voluntary cash purchases?

All record holders of Common Stock who enroll in the Plan may elect to make voluntary cash purchases.

14. How does the voluntary cash purchase option work?

Participants may purchase additional shares of Common Stock by forwarding a check to the Plan Administrator with the optional cash purchase form attached to each statement of your Plan account. Checks should be made payable to "Computershare," include your account number and be made payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks clearing through non-U.S. banks. All checks should be sent to the Plan Administrator, at the address provided in Question 3. The Plan Administrator will not accept cash, money orders, traveler's checks or third party checks.

You may also make voluntary cash purchases through Computershare Investor Centre accessible at www.computershare.com/investor by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.

Additionally, you may make recurring automatic investments of a specified amount (up to $200,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through Computershare Investor Centre accessible at www.computershare.com/investor or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. A Direct Debit Authorization Form may also be obtained by calling the Plan Administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once recurring automatic deductions are initiated, funds will be drawn from your account on the 7th of each month, or the next business day if the 7th is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator.

Any voluntary cash purchase received by the Plan Administrator will be applied to the purchase of shares of Common Stock on the applicable Investment Date as described in Questions 8 and 15, depending on when the payment is received, at a price determined in accordance with the provisions of the Plan (See Questions 8 through 10). No interest will be paid on uninvested voluntary cash purchases. You may obtain the return of any voluntary cash payment if such request is received by the Plan Administrator on or before the second business day prior to the Investment Date on which it is to be invested.

In the event that any Participant’s check for a cash purchase is returned unpaid for any reason, or an electronic funds transfer is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the Participant’s Plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such Participant’s Plan account. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees (currently $25). If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.

15. Are there limitations on voluntary cash purchases?

Voluntary cash payments to be applied to the purchase of shares on any given Investment Date must be received by the Plan Administrator no later than two business days prior to such Investment Date. Voluntary cash payments received after such time will be held without interest for investment on the succeeding Investment Date for voluntary cash purchases. Voluntary cash purchases may not be less than $50 per purchase and such purchases on behalf of any Participant may not aggregate more than $200,000 per calendar year. Mercantile reserves the right in its sole discretion to determine whether voluntary cash purchases are made on behalf of a particular Participant.

16. Are there any expenses to Participants in connection with voluntary cash purchases under the Plan?

All costs for the purchase of shares and administration of the Plan will be paid by Mercantile with the exception of:

•	Costs associated with automatic investments which may be assessed by your financial institution, as described in Question 14 above;

•	Any costs resulting from you having insufficient funds to effect payment for initial and/or optional investments, as described in Question 14 above;

•	Those costs associated with your direction to the Plan Administrator to sell all or a portion of your shares as described under in Question 21 below; and

•	Those costs related to a sale of a fractional share, as described in Question 20 below.

Reports to Participants

17. What kind of reports will be sent to Participants in the Plan?

A Dividend Reinvestment Plan statement will be mailed to each Participant as soon as practicable after each investment. These statements will provide a record of cost basis information and should be retained for tax purposes. Each Participant will also receive information for year-end income tax reporting purposes. If you have deposited other Mercantile shares with the Plan Administrator as discussed in Question 18, you will receive information with respect to such shares in your regular Dividend Reinvestment Plan statement.

All notices from the Plan Administrator will be addressed to you at your last address of record with the Plan Administrator. The mailing of a notice to your last address of record will satisfy the Plan Administrator’s duty of giving notice to you. Therefore, you must promptly notify the Plan Administrator of any change of address. You may elect to receive your Plan statement and other information via electronic delivery by signing up for electronic shareholder communications eDelivery through Computershare Investor Centre at www.computershare.com/investor. Statements are available through Computershare Investor Centre at www.computershare.com/investor at no charge. The Plan Administrator charges a fee for providing copies of previous years’ statements. The current fee which is subject to change is $10.

Contribute Shares

18. Can you contribute shares you already own to your Plan account?

Yes, you may deposit additional shares. If you hold paper stock certificates, forward the certificates to the Plan Administrator to the address set forth in Question 3 with the form located on the back of your Dividend Reinvestment Plan statement or a letter indicating you would like the shares deposited in your Plan account. We recommend that, when sending share certificates to the Plan Administrator, you do not sign the certificates and you send the certificates by courier service, certified mail or other traceable delivery service, and properly insured.

You may contribute book-entry direct registration shares by requesting the Plan Administrator (through the Internet, by telephone or in writing) to move your book-entry direct registration shares into your Plan account.

Withdrawal of Shares and Termination of Participation in the Plan

19. How can you withdraw shares and terminate participation in the Plan?

At any time you may withdraw a portion of the whole shares of Common Stock credited to your account, or terminate your participation in the Plan by withdrawing all of your Plan shares. Complete and return the form on the back of your Dividend Reinvestment Plan statement or provide detailed instructions through the Internet, by telephone or in writing to the Plan Administrator as described in Question 3. Whole shares of Common Stock so withdrawn will be issued to you electronically as direct registration shares or in certificate form at your option, without charge, unless you have requested sale of the shares by the Plan Administrator as described in Question 21.

You should note that for any requests to withdraw shares received near a record date for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

If you withdraw all of your whole Plan shares and any fractional interest, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account. For a partial withdrawal of Plan shares, your dividend reinvestment option will remain the same.

Mercantile reserves the right to terminate the participation of any Participant in the Plan for any reason and at any time.

20. What happens to any fractional interest when you terminate participation in the Plan?

Any fractional interest withdrawn will be sold by the Plan Administrator at the then current market value of the Common Stock and a check will be issued for the proceeds, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.12 per share sold. Direct registration shares will not be issued for a fractional interest. At its discretion, Mercantile may close any Plan account that contains less than one share of Common Stock, liquidate the fractional interest and issue a check for the proceeds, less applicable fees.

Sale or Transfer of Shares

21. How do you sell shares held in the Plan?

If you wish to sell all or a portion of the book-entry shares in your Plan account, you have two options: (i) you can sell the shares directly through the Plan; or (ii) you can request the withdrawal of those shares in accordance with the procedures outlined in Question 19 and arrange to sell the shares through your broker. To sell shares held in certificate form, you must first deposit the certificates in accordance with the procedures in Question 18, and then request a sale.

When selling shares directly through the Plan, you have two choices when requesting a sale:

Market Order. A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Centre accessible at www.computershare.com/investor. Market order sales are also available by calling the Plan Administrator at 1-800-733-5001 and placing the sale order through the telephone IVR (interactive voice response) or speaking to a service representative. Market order sale requests received through Computershare Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at 1-800-733-5001. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker less applicable fees. Current fees which are subject to change are a service charge of $25 and processing fees of $0.12 per share sold.

Batch Order. A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. Batch order sales are also available online through Computershare Investor Centre accessible from at www.computershare.com/investor or by calling the Plan Administrator at 1-800-733-5001 during normal business hours. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less applicable fees. Current fees which are subject to change are a service charge of $15 and processing fees of $0.12 per share sold.

All per share fees include any brokerage commissions the Plan Administrator is required to pay. Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a Participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing.

No one will have any authority or power to direct the time or price at which shares for the program are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made. You should be aware that the price of Mercantile shares may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market.

Included with the proceeds, you will receive an advice from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other plan records received, you should retain these sale documents for your tax records. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.

Participants who are directors, officers or their immediate family members may also be subject to certain restrictions on the timing of sales of Common Stock under Mercantile's insider trading rules. (See Question 28). In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with you own legal advisers regarding the applicability of such laws to any sale of your shares.

            If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize the Plan Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly ‘‘collection’’ process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

Summary of Certain Federal Income Tax Consequences

22. What are the federal income tax consequences of participation in the Plan?

The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends (calculated under the Plan as the dollar amount of the reinvested dividends). As of 2013, there is also a 3.8% tax on net investment income, which applies to dividends received by individuals, estates and trusts.

To the extent distributions made by Mercantile to its shareholders are treated as made from Mercantile’s earnings and profits, the distributions will be dividends taxable as ordinary income except to the extent that we designate any portion of such dividend as a "capital gain" dividend or as "qualified dividend income" pursuant to federal income tax rules. Qualified dividend income is taxable at the long-term capital gain rates for individuals.

Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the Investment Date multiplied by the number of shares purchased (including any fractional share), plus any per share fees paid by Mercantile. The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the Investment Date (calculated under the Plan as the purchase price for such shares), plus any brokerage commissions paid by Mercantile and attributable to the acquisition of the shares. The holding period for such shares will commence on the day after the Investment Date.

The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash purchases under the Plan did not result in income to participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price increased by fees paid directly by the shareholder (or, to the extent included in gross income, fees paid on the shareholder's behalf by Mercantile) to acquire the shares. The holding period for such shares will commence on the day after the Investment Date.

In the case of any shareholder for whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose income is subject to federal income tax withholding, Mercantile will reinvest dividends net of the amount of tax required to be withheld.

Dividends reinvested under the Plan by corporate shareholders may be eligible for the 70% dividends-received deduction.

A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant’s tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant’s holding period.

The foregoing summary of certain federal income tax consequences is general and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. You should consult with your own tax advisers regarding the federal, state and local tax consequences in your particular circumstances.

Other Information

23. What happens if Mercantile issues a stock dividend, declares a stock split or has a rights offering with respect to Common Stock?

Any shares resulting from a stock dividend or stock split with respect to Common Stock (whole shares and any fractional interest) in your Plan account will be credited to your account. The basis for any rights offering will include the shares of Common Stock and any fractional interest credited to your Plan account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

24. How will the shares of Common Stock credited to your Plan account be voted at a shareholders meeting?

If on the record date for a shareholders meeting there are shares of Common Stock credited to your account under the Plan, you will be sent proxy materials for that meeting. You will be entitled to vote all shares of Common Stock (including fractional interests) credited to your Plan account. You may vote by proxy or in person at any such meeting.

25. What are the responsibilities and duties of the Plan Administrator?

The Plan Administrator receives the Participants’ dividend payments and voluntary cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant’s account, and advises Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of agent for the Participants.

In administering the Plan, the Plan Administrator will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of written notice of such death, or with respect to the prices or times at which shares are purchased or sold for you. The Plan Administrator shall have no duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

All transactions in connection with the Plan shall be governed by the laws of the State of Michigan.

26. May the Plan be modified or discontinued?

Mercantile reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. Mercantile will endeavor to notify Participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, termination or modification. Changes or termination to the Plan will not affect a Participant’s rights as a shareholder in any way and any book-entry shares owned will continue to be credited to a Participant’s account unless specifically requested otherwise. In addition, Mercantile may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations will be final and binding.

27. May a Participant pledge shares held in the Participant’s account under the Plan?

No. If you wish to pledge shares in your Plan account, you must first withdraw the shares from the Plan in accordance with the procedures outlined in Question 19.

28. Are there any special restrictions on the sale or transfer of shares of Common Stock purchased under the Plan?

Participants who are directors or officers of Mercantile or their immediate family members may be subject to Mercantile's insider trading rules, which, among other things, may impose certain restrictions on the timing of sales of Common Stock. Participants who are directors or officers or members of their immediate families are strongly urged to review the applicable provisions of the Mercantile's insider trading policies and procedures for complete details.

Participants who are considered "affiliates" of Mercantile, which may include Mercantile directors and executive officers, may only sell their shares of Common Stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, Participants may not sell shares of Common Stock if they are aware of material nonpublic information concerning Mercantile or its securities.

29. Does participation in the Plan entail any risks?

Yes. Participation in the Plan involves the purchase of shares of Common Stock. In purchasing stock, Participants take a certain risk with their money. Stock prices may fall or rise depending on financial and other developments at Mercantile, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices.

Mercantile cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price. In other words, there is a risk that if a Participant sells the shares of Common Stock, he or she will receive less than what was paid for the shares.

USE OF PROCEEDS

Mercantile will not receive any proceeds from the purchase by Participants through the Plan of shares in the open market. If we do, however, sell shares to the Plan, then we intend to use the proceeds we receive for general corporate purposes.

LEGAL MATTERS

A legal opinion to the effect that the shares of Common Stock offered hereby, upon their issuance or sale in accordance with the terms of the Plan, shall be validly issued, fully paid and nonassessable, will be rendered for us by Dickinson Wright PLLC, Troy, Michigan.

EXPERTS

The consolidated financial statements of Mercantile Bank Corporation as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Firstbank Corporation as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Plante Moran, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

Mercantile’s Articles of Incorporation and Bylaws provide for indemnification of present and past directors, officers, and such other persons as the Board of Directors may authorize. Mercantile has purchased directors’ and officer’s liability insurance for directors and officers of Mercantile. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses payable by Mercantile in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration Fee (for initial Registration Statement)	$609.87
Legal Fees and Expenses	12,000.00
Accountant's Fees and Expenses	2,500
Printing	2,000
Plan Administrator and Transfer Agent Fees and Expenses	5,000
Miscellaneous Expenses	300.00
TOTAL	$22,109.00

Item 15.  Indemnification of Directors and Officers

Indemnification

Sections 561-571 of the Michigan Business Corporation Act, as amended, grant Mercantile broad powers to indemnify any person in connection with legal proceedings brought against that person by reason of their present or past status as an officer or director of Mercantile, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Michigan Business Corporation Act also gives Mercantile broad powers to indemnify defined persons against expenses and reasonable settlement payments in connection with any action by or in the right of Mercantile, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, except that no indemnification may be made if that person is adjudged to be liable to Mercantile unless and only to the extent the court in which that action was brought determines upon application that, despite the adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any specified person is successful in the defense of any defined legal proceeding, Mercantile is required by the Michigan Business Corporation Act to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred in connection with the proceeding.

Mercantile's Articles of Incorporation provide that it shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize to the full extent permitted by law.

Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or its bank subsidiary, to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code.

With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mercantile pursuant to the provisions discussed above or otherwise, Mercantile has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Michigan Business Corporation Act permits Mercantile to purchase insurance on behalf of its directors and officers against liability arising out of their positions with Mercantile (or positions held with another entity at the request of Mercantile), whether or not the liabilities would be within the indemnification provisions described above. Under an insurance policy maintained by Mercantile, its directors and officers are insured within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors and officers of Mercantile.

Limitation of Director Liability

Section 209(1)(c) of the Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. However, under the Michigan Business Corporation Act, a corporation may not eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 551 of the Michigan Business Corporation Act; and (4) an intentional criminal act.

Mercantile's Articles of Incorporation provide that its directors shall not be personally liable to it or its shareholders for monetary damages for breach of fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to Mercantile or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; or (4) for any transaction from which the director derived any improper personal benefit. Under the Michigan Business Corporation Act, if prior to October 24, 1997 the articles of incorporation of a corporation contained a provision which, subject to exceptions, eliminated liability of a director as Mercantile's does, that provision is considered to eliminate liability of a director to the extent permitted in Section 209(1)(c) of the Michigan Business Corporation Act.

Pursuant to Mercantile's Articles of Incorporation, if the Michigan Business Corporation Act is amended after the date of the Articles of Incorporation to authorize corporate action eliminating or limiting the personal liability of directors, then the liability of a director of Mercantile shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Item 16.  Exhibits

Exhibit

Number	Description

3.1	Articles of Incorporation, incorporated by reference to Article III, as amended, of exhibit 3.1 of Mercantile's Form 10-Q for the quarter ended June 30, 2008

3.2

Our Amended and Restated By-laws dated as of January 16, 2003 are incorporated by reference to exhibit 3.2 of our Registration Statement on Form S-3 (Commission File No. 333-103376) that became effective on February 21, 2003

4	Mercantile Bank Corporation Dividend Reinvestment Plan. Set forth in full in the prospectus.

5	Opinion of Dickinson Wright PLLC regarding the legality of the securities offered.

23.1	Consent of Dickinson Wright PLLC included in Exhibit 5 and incorporated here by reference.

23.2	Consent of BDO USA, LLP

23.3	Consent of Plante Moran, LLP

24	Power of Attorney is included on the signature pages of the registration statement

99(a)	Enrollment Form

99(b)	Letter to Shareholders

Item 17.  Undertakings

(a)     The registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on August 12, 2014.

MERCANTILE BANK CORPORATION

By	/s/ Charles E. Christmas
Charles E. Christmas, Senior Vice
President, Chief Financial Officer
and Treasurer

Each person whose signature appears below constitutes and appoints Michael H. Price, Robert B. Kaminski, Jr. and Charles E. Christmas, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 12, 2014.

/s/ Thomas R. Sullivan	/s/ Calvin D. Murdock
Thomas R. Sullivan, Chairman of the Board	Calvin D. Murdock, Director

/s/ Edward B. Grant	/s/ David Cassard
Edward B. Grant, Director	David Cassard, Director

/s/ Jeff A. Gardner	/s/ Michael H. Price
Jeff A. Gardner, Director	Michael H. Price, President and Chief Executive Officer (principal executive officer), Director

/s/ Charles E. Christmas
Charles E. Christmas, Senior Vice President, Chief Financial Officer and Treasurer (principal accounting officer)

EXHIBIT INDEX

Exhibit

Number	Description

3.1	Articles of Incorporation, incorporated by reference to Article III, as amended, of exhibit 3.1 of Mercantile's Form 10-Q for the quarter ended June 30, 2008

3.2

Our Amended and Restated By-laws dated as of January 16, 2003 are incorporated by reference to exhibit 3.2 of our Registration Statement on Form S-3 (Commission File No. 333-103376) that became effective on February 21, 2003

4	Mercantile Bank Corporation Dividend Reinvestment Plan. Set forth in full in the prospectus.

5	Opinion of Dickinson Wright PLLC regarding the legality of the securities offered.

23.1	Consent of Dickinson Wright PLLC included in Exhibit 5 and incorporated here by reference.

23.2	Consent of BDO USA, LLP

23.3	Consent of Plante Moran, LLP

24	Power of Attorney is included on the signature pages of the registration statement

99(a)	Enrollment Form

99(b)	Letter to Shareholders